EXHIBIT 99.1

Investar Holding Corporation Expands its Baton Rouge Market by Announcing Agreement to Acquire BOJ Bancshares, Inc., Jackson, Louisiana
BATON ROUGE, La., August 7, 2017 (GLOBE NEWSWIRE) -- Investar Holding Corporation (“Investar”) (Nasdaq:ISTR), the holding company for Investar Bank, today announced that it has entered into a definitive agreement (the “Agreement”) to acquire BOJ Bancshares, Inc. (“BOJ”) and its wholly owned subsidiary, The Highlands Bank (“Highlands Bank”) in Jackson, Louisiana. The transaction, which has been unanimously approved by each company’s board of directors, is expected to close in the fourth quarter of 2017 and is subject to customary closing conditions, including obtaining approval by BOJ’s shareholders and bank regulatory authorities.
The Agreement provides for consideration to be paid to the shareholders of BOJ in the form of cash and shares of Investar common stock. Shareholders of BOJ will be entitled to receive an aggregate amount of cash consideration equal to $3.95 million, subject to certain adjustments. The transaction is valued at approximately $22.1 million based upon the closing price of Investar’s common stock of $22.65 on August 4, 2017. Shareholders of BOJ will also be entitled to receive an aggregate of 799,559 shares of Investar common stock, subject to adjustment based upon fluctuations in Investar’s average closing price for the ten consecutive trading days prior to the closing date. It is expected that shareholders of BOJ will own approximately 9% of the combined company following the acquisition.
At June 30, 2017, BOJ had approximately $150 million in assets, $104 million in net loans, $124 million in deposits, and $17 million in stockholders’ equity. Highlands Bank offers a full range of banking products and services to the residents of East Feliciana, West Feliciana, and East Baton Rouge Parishes through its five branch locations.
Investar’s acquisition of Highlands Bank would expand Investar’s branch footprint in the Baton Rouge market - further bolstering its core deposit base and positioning Investar to continue to build on its existing record of growth and client service under the leadership of its current management team. For Highlands Bank, the transactions would offer the benefits of additional financial strength and the expanded resources of a larger banking enterprise. Although Highlands Bank will transition to the Investar name, the experienced Highlands Bank branch staff is expected to remain intact, continuing to provide exemplary and personal service to Highlands Bank’s growing customer base.
Investar estimates annual pre-tax expense reductions associated with the transaction will approximate 30% of Highlands Bank’s annual non-interest expenses. The expense savings are estimated to be fully achieved beginning in 2018. The transaction is expected to be immediately accretive to 2018 EPS and accretive to tangible book value at closing.
“Investar is extremely excited to expand in the Baton Rouge market through the acquisition of Highlands Bank,” said John D’Angelo, President and Chief Executive Officer of Investar. “The acquisition of Highlands Bank fits our strategy of expansion through extensions of our existing markets. We believe this limits integration risk and allows us to continue to build our brand in our existing and surrounding markets. Mike Creed, the current President and Chief Executive Officer of Highlands Bank, is a seasoned banker who will add significant strength to our existing management team by maintaining a vital and influential role for the combined organization. We are excited to leverage his banking knowledge and experience to assist us with M&A, technology development, and growing our existing Baton Rouge presence. Both we and Highlands Bank are customer service focused community banks and look forward to welcoming the customers and employees of the Highlands Bank to the Investar family.”
Mike Creed, President and Chief Executive Officer of Highlands Bank stated, “Our employees and board have worked tirelessly to build a strong community bank. We feel that Investar has the same service standards and commitment to the community as Highlands Bank. I am pleased that we will be providing Investar with additional locations in new areas of its existing Baton Rouge market and the ability to serve more customers. Highlands Bank customers should see a seamless transition and have the ability to work with the same local leadership following the proposed acquisition.”

Sandler O’Neill & Partners, L.P. acted as financial advisor to Investar Holding Corporation. Fenimore, Kay, Harrison & Ford LLP served as legal counsel to Investar Holding Corporation and Kantrow, Spaht, Weaver, & Blitzer (APLC) served as legal counsel to BOJ Bancshares, Inc.
About Investar
Investar Holding Corporation, headquartered in Baton Rouge, Louisiana, provides full banking services, excluding trust services, through its wholly-owned banking subsidiary, Investar Bank, a state chartered bank. The Company’s primary market is South Louisiana and it currently operates 15 full service banking offices located throughout its market. At June 30, 2017, the Company had 157 full-time equivalent employees.
Forward-Looking Statements
This press release may include forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon current expectations and assumptions about our business that are subject to a variety of risks and uncertainties that could cause the actual results to differ materially from those described in this press release. You should not rely on forward-looking statements as a prediction of future events.
Additional information regarding factors that could cause actual results to differ materially from those discussed in any forward-looking statements are described in reports and registration statements we file with the SEC, including our Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, copies of which are available on the Investar internet website http://www.investarbank.com.
We disclaim any obligation to update any forward-looking statements or any changes in events, conditions or circumstances upon which any forward-looking statement may be based except as required by law.

Contact:
Investar Holding Corporation
Chris Hufft
Chief Financial Officer
(225) 227-2215
Chris.Hufft@investarbank.com